Exhibit 99(3)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

         June 28, 2000 - CanArgo Closes US$15 million Private Placement

Calgary,  Alberta,  Oslo, Norway-- CanArgo Energy Corporation (OTCBB: GUSH, OSE:
CNR) is pleased to announce that it has closed a private placement of 15,660,916 shares at NOK 9.00 per share (approximately US$1.04 per share). Net proceeds from the placement were some NOK 132 million (approximately US$15 million). After completion of the private placement, CanArgo will have 60,902,892 common shares issued and issuable.

Den norske Bank ASA, DnB Markets, Orkla Enskilda Securities ASA and Sundal Collier & Co ASA acted as placement agents for this transaction. The shares to be issued in connection with this placement were issued under Regulation S of the Securities Act of the United States and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration or an applicable exemption from registration. The Offering will prior to the listing of the Shares require a prospectus under the Oslo Stock Exchange Regulations, Chapter 18 (offering of more than 10% of the share capital). The Offering will not require a prospectus under the Securities Trade Act of 1997, Chapter 5 as the Offer is in compliance with the exemptions from the obligation to prepare a prospectus in connection with offers made to professional investors (the securities issued in minimum lots of EURO 40,000 in terms of subscription price).

CanArgo intends to use the net proceeds from the private placement principally for activities on its existing projects in Georgia and the Caspian Sea as well as to pursue the rights to new oil & gas licenses and opportunities in Georgia. The Company anticipates that the proceeds from this placing will enable it to progress these opportunities, and enable development of the Company's business in its focus area.

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the Republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its 78.8% owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America               Norway
Tel:  +403.777.1185          Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974   Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com  Fax  :  +47.22.04.82.01
web:  www.canargo.com